Exhibit 99.1

Granite Reports Third Quarter 2019 Results

Highlights

Third Quarter Results

•	Record quarterly revenue of $1.1 billion, up 3.1 percent year-over-year
•	Net income of $20.5 million; adjusted net income of $27.5 million[1]
•	Strong core operational results impacted by Heavy Civil operating group performance
•	Strategic review of Heavy Civil operating group complete
•	Committed and Awarded Projects[2] (CAP) totaled $4.7 billion, up 44.5 percent year-over-year

WATSONVILLE, Calif. (October 25, 2019) - Granite Construction Incorporated (NYSE: GVA) today reported net income of $20.5 million ($0.43 per diluted share) for the quarter ended September 30, 2019, compared to net income of $55.7 million ($1.17 per diluted share) for the quarter ended September 30, 2018. On a year-to-date basis, net loss was $111.9 million, ($2.39 per diluted share) compared to net income of $35.9 million ($0.84 per diluted share) last year.

“During the third quarter, strong core operational performance was dampened by a negative contribution from the Heavy Civil operating group primarily driven by disputed work,” said James H. Roberts, President and Chief Executive Officer at Granite Construction Incorporated. “Our core businesses capitalized on good weather this quarter combined with well-funded infrastructure markets. As we restore balance in Heavy Civil, a critical piece of the puzzle is resolution of ongoing disputes which continue to have a distorted impact on our cash flows and earnings. We have completed our strategic review of this business unit and have taken immediate action including:

•	Changed operational management to align Heavy Civil operating group with construction and materials operations;
•	Targeting revenue of no more than 15 percent of overall company revenue for this portfolio;
•	Aggressively pursuing dispute avoidance and resolution;
•	Implementing refined estimating and risk mitigation approach to project pricing; and
•	Pursuing projects solely in markets with strategic, competitive advantages

“A critical component of our current and future success is consistent performance on projects at scale, in this case projects typically in a range of about $100 million to $500 million, with particular emphasis on best-value procurements with more defined design and appropriate risk-sharing. With that said, the vast majority of Granite’s robust project pipeline is comprised of projects well below this level, reflecting our deliberate focus on de-risking our portfolio. Steady funding and buoyant market conditions have resulted in strong bookings, driving more than 44 percent growth in our CAP to $4.7 billion.”

Third quarter 2019 and 2018 results include after-tax, acquisition-related expenses of $7.1 million and $12.2 million, respectively3. Excluding the impact of acquisition-related expenses, third quarter 2019 adjusted net income was $27.5 million1 and 2018 adjusted net income was $67.9 million1, with adjusted income per diluted share of $0.581 and $1.431, respectively.

Selling, general & administrative (“SG&A”) expenses were $73.4 million for the three months ended September 30, 2019, compared to $70.8 million last year. For the first nine months of 2019, SG&A expenses were $224.6 million, compared to $193.3 million during the same prior-year period. The year-to-date increase is primarily attributable to businesses acquired in 2018.

Cash and marketable securities increased to a total $232.6 million as of September 30, 2019 compared to $206.0 million as of June 30, 2019.

The Company’s effective tax rate in the third quarter was 13.7 percent.

Third Quarter and Year-To-Date 2019 Segment Results

Transportation

•

Third quarter 2019 revenue was $598.6 million, compared to $610.8 million in last year’s quarter. Year-to-date 2019 revenue decreased 9.0 percent to $1.3 billion compared to $1.5 billion last year. The year-to-date revenue was impacted by inclement weather that spanned the first part of the year.

•

Third quarter 2019 gross profit was $13.6 million, which included $69.3 million of Heavy Civil operating group losses. Third quarter 2018 gross profit of $71.0 million included $8.2 million of Heavy Civil operating group losses. Year-to-date gross loss was $(65.0) million, compared to a gross profit of $138.4 million last year. Challenges related to projects in our Heavy Civil operating group have negatively affected 2019 results, while the remaining construction and materials business in this segment performed at exceptional levels.

•	Segment CAP totaled nearly $3.7 billion as of September 30, 2019, including $1.0 billion of construction management/general contractor (CMGC) and alternative procurement projects.

Water

•

Third quarter 2019 revenue was $135.9 million compared to $124.3 million in last year’s quarter. Year-to-date 2019 revenue was $348.0 million, compared to $216.0 million last year. The year-to-date revenue increases were primarily related to 2018 acquisitions, partially dampened by inclement weather experienced across our operations through May.

•

Third quarter 2019 gross profit was $15.0 million compared to $24.1 million last year, with gross profit margin slightly lower at 11.1 percent. Year-to-date gross profit was $34.4 million, compared to $41.1 million last year. Year-to-date gross profit margin was 9.9 percent, down from 19.0 percent in 2018, which included non-recurring emergency work in the prior year. In the current year, gross profit was negatively impacted by a business acquired with the Layne Christensen Company acquisition that we recently divested.

•	Segment CAP totaled $244.9 million as of September 30, 2019.

Specialty

•

Third quarter 2019 revenue was $224.5 million, compared to $190.8 million in last year’s quarter. Year-to-date 2019 revenue was $540.2 million, compared to $461.1 million last year. The revenue increases reflect robust private-market work in our site preparation, power and mining services end markets. On a year-to-date basis, the increase also included the impact related to an acquisition in 2018.

•

Third quarter 2019 gross profit was $38.3 million compared to $28.1 million last year, with gross profit margin of 17.1 percent up from 14.7 percent last year. Year-to-date gross profit was $75.4 million, compared to $65.3 million last year, with gross profit margin relatively flat at 14.0 percent.

•	Segment CAP totaled $746.6 million as of September 30, 2019.

Materials

•

Third quarter 2019 revenue was $129.1 million, compared to $129.6 million in last year’s quarter. Year-to-date 2019 revenue was $268.4 million, compared to $276.3 million last year. The modest year-to-date decline is attributable to inclement weather across the western United States through May.

•

Third quarter 2019 gross profit was $24.5 million, compared to $21.3 million last year, with gross profit margin of 19.0 percent, up from 16.4 percent in 2018. Year-to-date gross profit was $34.7 million, compared to $36.3 million last year, with gross profit margin of 12.9 percent, down slightly from 13.1 percent in 2018, as wet weather persisted through May and slowed plant productivity in the first half of 2019.

Outlook and Guidance

“The alignment of operational capabilities with strategic opportunities at scale will match and be integrated into how we approach our entire portfolio, with all of our businesses using and operating with and from the same playbook,” Roberts said. “These actions set us on a more defined path for future success. Granite has written its nearly century-long history by consistently balancing resources, opportunities, and risks. The actions we are taking are expected to restore balance and eliminate distractions, enabling our talented teams to execute end-market growth strategies and create more value for all of our stakeholders.

“Current operational momentum, robust market dynamics and our strong CAP combined with favorable weather patterns the rest of this year should allow our businesses to deliver positive results well into the fourth quarter. As we look ahead, these positive dynamics have us well positioned for 2020.”

While not providing guidance for the remainder of the year, our preliminary expectations for 2020 are:

•	Mid-single digit consolidated revenue growth
•	Adjusted EBITDA margin[1] of 6.5 percent to 8.5 percent

(1) Adjusted net income (loss), adjusted diluted income (loss) per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2) CAP is comprised of unearned revenue and other awards, as well as CMGC and alternative procurement projects.
(3) Acquisition-related expenses include acquisition, integration, acquired intangible amortization expenses, acquisition-related depreciation and synergy costs.

Conference Call

Granite will conduct a conference call today, October 25, 2019, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2019. The Company invites investors to listen to a live audio webcast on its Investor Relations website, https://investor.graniteconstruction.com. The live call is available by calling 1-800-353-6461; international callers may dial 1-334-323-0501. An archive of the webcast will be available on the website approximately one hour after the call. A replay will be available after the live call through November 1, 2019, by calling 1-888-203-1112, replay access code 2883572; international callers may dial 1-719-457-0820.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its more than 7,000 employees to uphold the highest ethical standards. In addition to being one of the World’s Most Ethical Companies for ten consecutive years, Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, guidance, backlog, Committed and Awarded Projects (CAP), and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, guidance, backlog, CAP, and results. These expectations may or may not be realized.  Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

	September 30, 2019	December 31, 2018	September 30, 2018
ASSETS
Current assets
Cash and cash equivalents	$184,673	$272,804	$230,259
Short-term marketable securities	37,918	30,002	35,010
Receivables, net	700,387	473,246	618,070
Contract assets	233,925	219,754	213,989
Inventories	95,442	88,623	90,789
Equity in construction joint ventures	209,765	282,229	273,993
Other current assets	42,698	48,731	95,173
Total current assets	1,504,808	1,415,389	1,557,283
Property and equipment, net	542,796	549,688	560,618
Long-term marketable securities	10,000	36,098	46,093
Investments in affiliates	84,914	84,354	84,840
Goodwill	264,112	259,471	244,696
Right of use assets	70,472	—	—
Deferred income taxes, net	38,443	2,918	6,408
Other noncurrent assets	118,228	128,683	143,910
Total assets	$2,633,773	$2,476,601	$2,643,848

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$8,263	$47,286	$116,796
Accounts payable	399,528	251,481	316,917
Contract liabilities	106,010	105,449	117,759
Accrued expenses and other current liabilities	342,040	273,626	296,033
Total current liabilities	855,841	677,842	847,505
Long-term debt	394,841	335,119	316,926
Lease liabilities	56,740	—	—
Deferred income taxes, net	4,652	4,317	5,589
Other long-term liabilities	58,433	61,689	67,429
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 46,741,263 shares as of September 30, 2019, 46,665,889 shares as of December 31, 2018 and 46,897,092 shares as of September 30, 2018	468	467	469
Additional paid-in capital	567,033	564,559	572,046
Accumulated other comprehensive (loss) income	(3,282)	(749)	1,841
Retained earnings	656,487	787,356	786,936
Total Granite Construction Incorporated shareholders’ equity	1,220,706	1,351,633	1,361,292
Non-controlling interests	42,560	46,001	45,107
Total equity	1,263,266	1,397,634	1,406,399
Total liabilities and equity	$2,633,773	$2,476,601	$2,643,848

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Transportation	$598,646	$610,847	$1,340,834	$1,472,703
Water	135,908	124,292	347,994	215,951
Specialty	224,457	190,836	540,234	461,149
Materials	129,099	129,616	268,389	276,286
Total revenue	1,088,110	1,055,591	2,497,451	2,426,089
Cost of revenue
Transportation	585,013	539,871	1,405,830	1,334,302
Water	120,878	100,189	313,582	174,834
Specialty	186,158	162,737	464,858	395,838
Materials	104,629	108,303	233,675	239,972
Total cost of revenue	996,678	911,100	2,417,945	2,144,946
Gross profit	91,432	144,491	79,506	281,143
Selling, general and administrative expenses	73,424	70,769	224,577	193,337
Acquisition and integration expenses	2,744	9,334	15,244	44,030
Gain on sales of property and equipment	(7,101)	(3,018)	(13,936)	(5,066)
Operating income (loss)	22,365	67,406	(146,379)	48,842
Other (income) expense
Interest income	(1,713)	(1,533)	(6,257)	(4,227)
Interest expense	4,839	4,452	13,011	10,090
Equity in income of affiliates	(6,275)	(1,769)	(10,159)	(5,527)
Other expense (income), net	127	(1,533)	(2,394)	(2,205)
Total other income	(3,022)	(383)	(5,799)	(1,869)
Income (loss) before provision for (benefit from) income taxes	25,387	67,789	(140,580)	50,711
Provision for (benefit from) income taxes	3,474	8,692	(37,451)	7,357
Net income (loss)	21,913	59,097	(103,129)	43,354
Amount attributable to non-controlling interests	(1,425)	(3,425)	(8,793)	(7,490)
Net income (loss) attributable to Granite Construction Incorporated	$20,488	$55,672	$(111,922)	$35,864

Net income (loss) per share attributable to common shareholders
Basic	$0.44	$1.20	$(2.39)	$0.84
Diluted	$0.43	$1.17	$(2.39)	$0.84
Weighted average shares of common stock
Basic	46,788	46.308	46,771	42,443
Diluted	47,170	47,810	46,771	42,910

GRANITE CONSTRUCTION INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Nine Months Ended September 30,	2019	2018
Operating activities
Net (loss) income	$(103,129)	$43,354
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	92,700	77,816
Gain on sales of property and equipment, net	(13,936)	(5,066)
Change in deferred income taxes	(37,338)	(2,207)
Stock-based compensation	8,924	12,621
Equity in net loss from unconsolidated joint ventures	173,008	16,343
Net income from affiliates	(10,159)	(5,527)
Other non-cash adjustments	4,630	—
Changes in assets and liabilities, net of the effects of acquisitions:	(141,198)	(122,591)
Net cash (used in) provided by operating activities	(26,498)	14,743
Investing activities
Purchases of marketable securities	—	(9,952)
Maturities of marketable securities	20,000	60,000
Purchases of property and equipment	(83,329)	(86,131)
Proceeds from sales of property and equipment	28,104	9,480
Cash paid to purchase businesses, net of cash and restricted cash acquired	(6,227)	(55,030)
Other investing activities, net	(3,756)	320
Net cash used in investing activities	(45,208)	(81,313)
Financing activities
Proceeds from debt	105,574	143,250
Debt principal repayments	(86,018)	(42,149)
Cash dividends paid	(18,240)	(16,328)
Repurchases of common stock	(6,916)	(6,369)
Distributions to non-controlling partners, net	(12,234)	(10,128)
Other financing activities, net	1,242	441
Net cash (used in) provided by financing activities	(16,592)	68,717
Net (decrease) increase in cash, cash equivalents and restricted cash	(88,298)	2,147
Cash, cash equivalents and $5,825 and $0 in restricted cash at beginning of each period	278,629	233,711
Cash, cash equivalents and $5,658 and $5,599 in restricted cash at end of each period	$190,331	$235,858

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Transportation	$598,646	$610,847	$1,340,834	$1,472,703
Water	135,908	124,292	347,994	215,951
Specialty	224,457	190,836	540,234	461,149
Materials	129,099	129,616	268,389	276,286
Total revenue	$1,088,110	$1,055,591	$2,497,451	$2,426,089
Gross profit (loss)
Transportation	$13,633	$70,976	$(64,996)	$138,401
Water	15,030	24,103	34,412	41,117
Specialty	38,299	28,099	75,376	65,311
Materials	24,470	21,313	34,714	36,314
Total gross profit	$91,432	$144,491	$79,506	$281,143
Gross profit (loss) as a percent of revenue
Transportation	2.3%	11.6%	(4.8%)	9.4%
Water	11.1	19.4	9.9	19.0
Specialty	17.1	14.7	14.0	14.2
Materials	19.0	16.4	12.9	13.1
Total gross profit as a percent of total revenue	8.4%	13.7%	3.2%	11.6%

GRANITE CONSTRUCTION INCORPORATED
Committed and Awarded Projects
(Unaudited - dollars in thousands)
	September 30, 2019		June 30, 2019		September 30, 2018
Unearned revenue:
Transportation	$2,628,575	73.2%	$2,921,437	79.1%	$2,311,712	75.5%
Water	231,551	6.4	253,418	6.9	250,157	8.2
Specialty	733,075	20.4	517,457	14.0	501,556	16.4
Total unearned revenue	3,593,201	100.0	3,692,312	100.0	3,063,425	100.0
Other awards(1)
Transportation	25,224	48.5	18,290	14.7	—	0.0
Water	13,306	25.6	64,693	51.8	114,615	64.5
Specialty	13,487	25.9	41,807	33.5	63,095	35.5
Total other awards	52,017	100.0	124,790	100.0	177,710	100.0
Total Contract Backlog(2)
Transportation	2,653,799	72.8	2,939,727	77.0	2,311,712	71.3
Water	244,857	6.7	318,111	8.3	364,772	11.3
Specialty	746,562	20.5	559,264	14.7	564,651	17.4
Total contract backlog(2)	3,645,218	100.0	3,817,102	100.0	3,241,135	100.0
Alternative procurement work(3)
Transportation	1,038,780	100.0	1,055,751	100.0	—	—
Water	—	—	—	—	—	—
Specialty	—	—	—	—	—	—
Total alternative procurement work(3)	1,038,780	100.0	1,055,751	100.0	—	—
Committed and Awarded Projects
Transportation	3,692,579	78.8	3,995,478	82.0	2,311,712	71.3
Water	244,857	5.2	318,111	6.5	364,772	11.3
Specialty	746,562	15.9	559,264	11.5	564,651	17.4
Total Committed and Awarded Projects	$4,683,998	100.0%	$4,872,853	100.0%	$3,241,135	100.0%

(1) Other awards include unissued task orders and unexercised contract options to the extent their issuance or exercise is probable as well as contract awards to the extent we believe contract execution and funding is probable.

(2) Contract Backlog is calculated by adding Unearned Revenue and Other Awards.

(3)Alternative Procurement Work represents Construction Manager/General Contractor projects that will enter backlog as task orders are issued in 2019 and over the next few years.

Non-GAAP Financial Information

The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing additional non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted loss before (benefit from) provision for income taxes, adjusted benefit from (provision for) income taxes, adjusted net (loss) income attributable to Granite Construction Incorporated and adjusted diluted net (loss) income per share to indicate the impact of non-recurring acquisition, integration, acquired intangible amortization expenses, acquisition related depreciation and synergy costs (collectively referred to as “transaction costs”) related to the acquisition of the Layne Christensen Company and LiquiForce. Acquisition and integration costs include external transaction costs, professional fees and internal travel. Synergy costs include expenses incurred which will be eliminated as the integration of Layne and LiquiForce is completed.

Management believes that these additional non-GAAP financial measures facilitate comparisons between securities analysts, institutional investors and other interested parties. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies. The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the timing and amount of the excluded items are unreasonably difficult to fully and accurately estimate.

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss) attributable to Granite Construction Incorporated	$20,488	$55,672	$(111,922)	$35,864
Depreciation, depletion and amortization expense(2)	30,953	34,269	92,700	77,816
Provision for (benefit from) income taxes	3,474	8,692	(37,451)	7,357
Interest expense, net of interest income	3,126	2,919	6,754	5,863
EBITDA(1)	$58,041	$101,552	$(49,919)	$126,900
EBITDA margin(3)	5.3%	9.6%	(2.0%)	5.2%

Transaction costs	$3,294	$11,190	$17,608	$46,037
Adjusted EBITDA(1)	$61,335	$112,742	$(32,311)	$172,937
Adjusted EBITDA margin(1)	5.6%	10.7%	(1.3%)	7.1%

(1) We define EBITDA as GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of acquisition and integration expenses and synergies.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA divided by consolidated revenue of $1.1 billion and $2.5 billion for the three and nine months ended September 30, 2019, respectively, and $1.1 billion and $2.4 billion for three and nine months ended September 30, 2018, respectively.

GRANITE CONSTRUCTION INCORPORATED

Adjusted Net Income (Loss) Reconciliation(1)

(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income (loss) before provision for (benefit from) income taxes	$25,387	$67,789	$(140,580)	$50,711
Transaction costs	9,537	17,705	36,802	55,619
Adjusted income (loss) before provision for (benefit from) income taxes	$34,924	$85,494	$(103,778)	$106,330

Provision for (benefit from) income taxes	$3,474	$8,692	$(37,451)	$7,357
Tax effect of the transaction costs(1)	2,480	5,498	9,569	10,461
Adjusted provision for (benefit from) income taxes	$5,954	$14,190	$(27,882)	$17,818

Net income (loss) attributable to Granite Construction Incorporated	$20,488	$55,672	$(111,922)	$35,864
After-tax transaction costs	7,057	12,207	27,233	45,158
Adjusted net income (loss) attributable to Granite Construction Incorporated	$27,545	$67,879	$(84,689)	$81,022

Diluted net income (loss) per share attributable to common shareholders	$0.43	$1.17	$(2.39)	$0.84
After-tax transaction costs	0.15	0.26	0.58	1.05
Adjusted diluted net income (loss) per share attributable to common shareholders	$0.58	$1.43	$(1.81)	$1.89

(1)The tax effect of transaction costs was calculated using the Company’s estimated  annual statutory tax rate.

Contacts:

Investors

Lisa Curtis, 831-728-7532

Or

Media

Jacque Fourchy, 831-761-4741

Source: Granite Construction Incorporated